FIRST AMENDMENT TO THE CHAMPION ENTERPRISES, INC.
                   1993 MIDDLE MANAGEMENT STOCK OPTION PLAN



     Pursuant to resolutions adopted by the Board of Directors of
Champion Enterprises, Inc. on September   , 1995, and effective
September 15, 1995, Section 6(b) of the 1993 Middle Management Stock Option Plan is hereby amended and restated in its entirety to read as follows:

           (b) Grants under the Plan consist of a right to purchase a designated number of shares of the Company's Common Stock at a purchase price of not less than 40% of the fair market value per share, to be exercised on or before 120 days after the date of grant. Subject to the exercise of his full rights under the Plan, a participant shall be granted a nonqualified stock option to purchase additional shares of the Company's Common stock at fair market value. Fair market value for purposes of rights and options granted hereunder is deemed to constitute the closing price of the Company's Common Stock on the New York Stock Exchange on the last business day preceding the date of grant, as reported in The Wall Street Journal.


     THIS FIRST AMENDMENT to the 1993 Middle Management Stock
Option Plan is hereby executed on this the     day of September,
1995.


                           CHAMPION ENTERPRISES, INC.



                           By:
                              Walter R. Young, Jr.
                              Chairman, President and
                              Chief Executive Officer